EXHIBIT 10.8.3.1

                              DEVELOPMENT AGREEMENT

         THIS DEVELOPMENT AGREEMENT (the "Agreement") is effective as of the 22nd day of November, 2002 ("Effective Date"), by and between AMERICAN NATURAL ENERGY CORPORATION ("ANEC"), an Oklahoma corporation, and EXXON MOBIL CORPORATION ("ExxonMobil"), a New Jersey Corporation hereinafter collectively referred to as the ("Parties") or individually as a ("Party").

                                   WITNESSETH:

         WHEREAS, ANEC is currently the holder of the rights of lessee under the "Bayou Couba Lease" (as herein defined); and

         WHEREAS, ExxonMobil is the owner of certain mineral fee interests in the "ExxonMobil Lands" (as herein defined); and

         WHEREAS, ANEC owns a 3-D seismic survey covering all of a 23.138 square mile area as indicated on Exhibit "A" hereto; and

         WHEREAS, the Parties desire to establish and create an Area of Mutual Interest ("AMI"), which shall be defined as the area lying within the red outline, as set forth on Exhibit "A" hereto, covering approximately 8,427 acres; and

         WHEREAS, the Parties desire to set forth the Parties' agreement to jointly develop the AMI.

         NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:


                                    CONTENTS
ARTICLE                                                          PAGE

1.  DEFINITIONS                                                       2
2.  SEISMIC                                                           3
3.  ESTABLISHMENT OF AMI                                              3
4.  OPERATIONS WITHIN THE AMI                                         5
5.  CONFIDENTIALITY                                                   7
6.  TERM                                                              7
7.  PRODUCTION HANDLING AND GAS LIFT SUPPORT                          8
8.  MISCELLANEOUS                                                     8


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                                   ARTICLE 1.
                                   DEFINITIONS

         The following terms shall have the following meanings for purposes of this Agreement:

         1.01 "ACREAGE" shall mean all fee mineral interests, term mineral interests, mineral leasehold rights, prescribed interests, farm-in rights, force pooled acreage, rights under voluntary unitization agreements, option rights, and all other rights, whether by recorded instruments or under contract, giving rise to the right to drill upon lands lying within the geographic boundaries of an AMI.

         1.02 "AFFILIATE" shall mean any Company that is owned or controlled by a Party. Ownership or control is deemed to exist if fifty percent (50%) or more of the stock of such company, having the right to vote for directors, is owned or controlled, directly or indirectly, by the particular Party. An Affiliate of a Party also includes any company that is owned or controlled, directly or indirectly, by any other company that is owned or controlled by a Party. An Affiliate of a Party also includes any parent company that owns or controls, directly or indirectly, fifty percent (50%) or more of the voting shares, partnership interests or voting rights, or other equity interest of such Party.

         1.03 "AMI" or "AREA OF MUTUAL INTEREST" shall mean the area lying within the red outline, as set forth on Exhibit "A" hereto, covering approximately 8,427 acres.

         1.04 "AMI JOA" shall mean the AAPL Form 610-1982 Model Form Operating Agreement, as modified, attached as Exhibit "B" hereto.

         1.05 "BAYOU COUBA LEASE" shall mean all of the undivided working interest owned by ANEC in a 1,319.991 gross acre divided portion of that certain Oil, Gas, and Mineral Lease from Delta Securities Company, Inc. as Lessor to Gulf Refining Company as Lessee dated November 14, 1941, recorded in Entry No. 1458, Conveyance Book SS, Folio 382, of the records of St. Charles Parish, Louisiana.

         1.06 "CONFIDENTIAL DATA" shall mean all geological, geophysical or reservoir information, including, without limitation, the 3D Seismic (and reprocessed 3D Seismic), logs or other information pertaining to the progress, tests or results of any well drilled within the AMI, furnished by one Party to the other pursuant to this Agreement which is not otherwise available in the public domain.

         1.07 "DRILLING PROSPECTS" shall mean any geologic presentation proposed in a Notice which shall be specifically identified as to (a) a legal geographic location of the initial wellbore, (b) maximum depth to be drilled, (c) the estimated cost to drill the well


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and (c) anticipated areal extent of a proposed prospect area surrounding such unit and well (not to exceed 1280 acres), unless otherwise agreed by the Parties.

         1.08. "EXXONMOBIL LANDS" shall mean the real property located in the area within the AMI outlined in yellow, as set forth on Exhibit "A" hereto.

         1.09 "NOTICE" shall mean a written notice of drilling opportunity or acquisition opportunity described in Article III of this Agreement which Notice shall set forth all pertinent information with respect to such opportunity and shall be delivered in the manner prescribed in Section 6.04 below.

         1.10 "3D SEISMIC" shall mean the 3D seismic survey owned by ANEC and covering the real property depicted on Exhibit "A" attached hereto.

                                   ARTICLE II.
                                     SEISMIC

         2.01 REPROCESSING: ANEC represents and warrants that it possesses 3D Seismic which has been reprocessed using pre-stacked time and pre-stacked depth migration techniques with respect to an area encompassing approximately 23.138 square miles as shown on Exhibit "A" hereto. All cost and expense related to such reprocessing have been assumed by ANEC and ExxonMobil shall have no liability therefor.

         2.02 SHARING: Upon execution of this Agreement, ANEC agrees that it shall provide ExxonMobil with a copy of the reprocessed 3D Seismic, in any form available to ANEC, for ExxonMobil and its Affiliates' use in evaluating prospects on ExxonMobil's fee acreage. Furthermore, ANEC agrees, upon request, to provide ExxonMobil copies of any other information, including all well files for wells located on ANEC's "Bayou Couba Lease" as defined herein, which may assist ExxonMobil's evaluation. ANEC shall provide copies of the reprocessed 3D seismic and additional information at no cost to ExxonMobil, except that ExxonMobil shall reimburse ANEC for reasonable costs of reproducing such information.

         2.03 ADDITIONAL 3-D SEISMIC DATA ACQUISITION: During the Primary Term of this Agreement (as defined below), if ExxonMobil elects to acquire additional 3-D seismic or reprocess existing 3-D Seismic over the AMI, ANEC shall have the option to participate in such seismic data acquisition. If ANEC elects not to participate in the acquisition or reprocessing of seismic data, ANEC shall permit ExxonMobil to proceed at its own risk and expense to acquire or reprocess 3-D seismic data over the entire AMI with no consideration due ANEC for such permission.

                                  ARTICLE III.
                              ESTABLISHMENT OF AMI

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         3.01 ESTABLISHMENT Of AMI: The Parties hereby establish and create an
AMI, which shall be defined as the area lying within the red outline, as set forth on Exhibit "A" hereto, covering approximately 8,427 acres.

         The following four classes of Acreage comprise the AMI:

         "CLASS 1": ANEC's "Bayou Couba Lease" on ExxonMobil's Bayou Couba fee
                    acreage contributing approximately 1319 acres.
         "CLASS 2": ExxonMobil's unleased fee acreage contributing
                    approximately 3,240 acres to the AMI. ExxonMobil shall reserve a 25% royalty interest on all production attributable to its unleased fee acreage in addition to its rights to participate to earn up to 50% of 8/8ths working interest in the proceeds of production for Drilling Prospects developed pursuant to this Agreement.
         "CLASS 3": ANEC's State Lease No. 17353 contributing approximately
                    1,491 acres to the AMI.
         "CLASS 4": Currently unleased State and private acreage comprising approximately 2,377 acres. If ANEC acquires any interest in any oil and gas leases, farmouts, options, assignments or other contractual rights in this acreage, the cost and burdens associated with such acquisition shall be the sole responsibility of ANEC and ExxonMobil shall have no obligation in connection with any such acquisition. ANEC or ExxonMobil may generate prospects for drilling opportunities within such acquired Acreage and ExxonMobil will be entitled to participate to earn up to 50% of 8/8ths working interest in the proceeds of production for Drilling Prospects developed pursuant to this Agreement.

         3.02 NO CROSS-ASSIGNMENT: The Parties hereby agree there shall be no cross assignment of interests between ExxonMobil and ANEC affecting Acreage subject to the AMI.

         3.03 BURDENS: ANEC acknowledges that its working interest in the acreage it is committing or may subsequently acquire in the AMI may be less than 100%, and furthermore that its working interest in the AMI is burdened by overriding royalty interests, net profits interests, production payments and/or other burdens on production. The Parties hereto agree that ExxonMobil's working interest and royalty share of production from the AMI shall be free and clear of any such burdens, and all such burdens shall be borne solely by ANEC's share of production developed under the AMI.

         3.04 INDEMNITY: The Parties agree that each Party is solely responsible for its own lease obligations, royalties, overriding royalties and other burdens as described in Section 3.03. The Party so burdened shall assume and alone bear all obligations and shall indemnify, defend, protect and hold the other harmless (including all costs and attorneys' fees) from all claims, demands, and causes of action filed by any party related to any alleged interest in production from the AMI.


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                                   ARTICLE IV
                            OPERATIONS WITHIN THE AMI

         4.01 PROPOSED AMI DRILLING PROSPECTS: During the term of this Agreement ANEC and ExxonMobil agree as follows with respect to each drilling opportunity within the AMI:

                  (a) Either Party may propose Drilling Prospects. Such a Drilling Prospect shall be presented by Notice to the other Party for review. Upon receipt of the Notice, such Party shall have a period of sixty (60) calendar days (the "election period"), from its receipt of such Notice, to elect to participate in the Drilling Prospect by delivering written notice of such election to the proposing Party. (Failure to respond within the election period shall be deemed an election to not participate in such Drilling Prospect.) ExxonMobil's election to participate shall also contain an election as to the undivided percentage of the Drilling Prospect which ExxonMobil has opted to take, if any, provided such percentage may not exceed fifty percent (50%) of 8/8ths working interest in the proceeds of production from the Drilling Prospect.

                  (b) If either Party timely notifies the proposing Party of its election to participate in such Drilling Prospect, such Party shall be responsible for its proportionate share of all drilling and completion costs incurred in connection with the drilling of the Drilling Prospect in which such Party has elected to participate, and operations shall proceed pursuant to section 4.04 of this Article IV.

         4.02     ALLOCATION OF PROCEEDS AND EXPENSE:

                  (a) PROCEEDS. In the event ExxonMobil elects to participate in a Drilling Prospect, whether such Drilling Prospect contains Acreage from Class I, Class II, Class III, Class IV or any combination thereof, it shall have the right to participate to earn up to 50% of 8/8ths working interest in the proceeds of production from Drilling Prospects developed under this Agreement under terms as set forth herein.

                  (b) LIABILITY OF PARTIES: The liability of the Parties shall be several, not joint or collective. Subject to the provisions of this Agreement and each AMI JOA, each Party shall be responsible only for its obligations, and shall be liable only for its share of the costs of developing, operating, and abandoning the Drilling Prospect which shall be in the same proportion as its working interest share of the proceeds of production from the Drilling Prospect.

         4.03 ELECTION NOT TO PARTICIPATE: In the event either Party elects or is deemed not to have elected to participate in a Drilling Prospect affecting one or more of the four classes of Acreage contributing to the AMI, the proposing party shall have 150 days from the end of the election period within which to commence drilling operations on the


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Drilling Prospect. If the proposing party fails to commence drilling operations as aforesaid or the well drilled fails to produce oil and/or gas in paying quantities, the Acreage within the Drilling Prospect shall again be subject to this provision, and any Party wishing to propose a Drilling prospect thereon must comply with the procedures set forth in Section 4.01. If the proposing party commences drilling operations as aforesaid, the following conditions shall apply as to the affected Drilling Prospect acreage:

                  (a) EXXONMOBIL'S NON-PARTICIPATION IN THE DRILLING PROSPECT:
                      - Class 1 Acreage: ANEC may proceed with development at
                        its own risk and expense subject to ExxonMobil's reserved 20% royalty interest.
                      - Class 2 Acreage: ANEC may proceed with development at
                        its own risk and expense. ExxonMobil issues a one-year oil and gas lease to ANEC from the surface to the stratigraphic equivalent of the base of the formation into which ANEC completes a well capable of producing oil and/or gas in paying quantities, encompassing solely the area of the Drilling Prospect, reserving to ExxonMobil a twenty-five percent (25%) royalty interest.
                      - Class 3 Acreage: ANEC may proceed with development at
                        its own risk and expense, and ExxonMobil has no interest in production attributable to the Drilling Prospect insofar as it affects this Class 3 Acreage.
                      - Class 4 Acreage: If ANEC has obtained an oil and gas
                        lease, option, farmout, or other contractual interest in this Class 4 Acreage, ANEC may proceed at its own risk and expense, and ExxonMobil has no interest in production attributable to the Drilling Prospect insofar as it affects this Class 4 Acreage.

                  (b) ANEC NON-PARTICIPATION IN THE DRILLING PROSPECT:
                      - Class 1 Acreage: ExxonMobil proceeds at its own risk and expense and ANEC has no interest in Drilling Prospect production attributable to the affected acreage.
                      - Class 2 Acreage: Same as Class 1 Acreage.
                      - Class 3 Acreage: ANEC issues a one-year sublease to
                        ExxonMobil from the surface to the stratigraphic equivalent of the base of the formation into which ExxonMobil completes a well capable of producing oil and/or gas in paying quantities, encompassing solely the area of the Drilling Prospect, reserving to ANEC an overriding royalty interest of thirty percent (30%) less existing lease burdens.
                      - Class 4 Acreage: If ANEC has obtained an oil and gas
                        lease on the affected acreage, it shall issue to ExxonMobil a one-year sublease from the surface to the stratigraphic equivalent of the base of the formation into which ExxonMobil completes a well capable of producing oil and/or gas in paying quantities, encompassing solely the area of the Drilling Prospect, reserving to ANEC an overriding royalty interest of thirty percent (30%) less existing lease burdens.


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         In the event a designated Drilling Prospect encompasses two or more classes of acreage, then the conditions in a) and b), set forth above, shall be applied proportionately according to the contribution of each class of acreage to the Drilling Prospect area.

         4.04 AMI JOA: All Drilling Prospects for which the receiving Party elects to participate pursuant to Section 4.01 above shall be subject to and conducted pursuant to a separate operating agreement (the "AMI JOA") in the form attached hereto as Exhibit "B". Each AMI JOA shall cover only the areal extent of the Drilling Prospect from the surface to the stratigraphic equivalent of the base of the formation into which a completion is made resulting in production of oil and/or gas in paying quantities. ANEC shall be designated operator under each AMI JOA; however, ExxonMobil shall have the right, to be exercised in its sole discretion at any time, to assume operatorship of any Drilling Prospect(s), and ANEC shall remain operator of any remaining Drilling Prospects. Each AMI JOA shall govern all operations within each Drilling Prospect, provided, however, in the event of a conflict between this Agreement and the AMI JOA, then this Agreement shall take precedence. Upon termination of this Agreement, the Operating Agreement shall remain in force.

                                   ARTICLE V.
                                 CONFIDENTIALITY

         5.01 CONFIDENTIALITY: Except as provided for in Sections 5.02 and 5.03, and except for necessary disclosures to governmental agencies, no Party shall release Confidential Data unless agreed to by each Party.

         5.02 LIMITED DISCLOSURE: Any Party may make Confidential Data available to reputable engineering firms for hydrocarbon reserve or other technical evaluations, to accountants, tax advisers, attorneys, reputable financial institutions for study prior to commitment of funds, to outside professional consultants and to the extent required under applicable laws or by a governmental authority, provided that the governmental authority is requested to hold such data confidential, and to a "third Party" with whom a Party is engaged in a bona fide effort to sell, farm out or trade any portion of all of its interest in the AMI. The Confidential Data made available shall not be removed from the custody or premises of the Party making such data available. Any third Party permitted such access shall first agree in writing neither to disclose such data to others nor to use such data except for the purposes for which it is disclosed.

         5.03 AFFILIATES: Despite the provisions of section 5.01, there shall be no requirement for approval with respect to the disclosure of Confidential Data to Affiliates of the Parties.

                                   ARTICLE VI.
                                      TERM

         6.01 TERM: This Agreement shall commence on the date first written above and shall remain in effect for a period of four years, provided, that no more than 280 days


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shall elapse between cessation of drilling operations on one well and commencement of drilling operations on another well within the AMI. In the event that more than a 280 day cessation occurs, this Agreement shall terminate unless otherwise agreed by the Parties. Notwithstanding the provisions of this Section above, each AMI JOA and the applicable provisions of this Agreement shall remain in effect with respect to each Drilling Prospect which contains a producing well for so long as such well continues to produce in paying quantities and the Drilling Prospect is then abandoned. Furthermore, any Drilling Prospect for which a drilling or deepening AFE has been executed by the Parties prior to the date this Agreement terminates shall remain subject to the terms of this Agreement.

                                  ARTICLE VII.
                    PRODUCTION HANDLING AND GAS LIFT SUPPORT

         7.01 HANDLING OF AMI PRODUCTION: Production developed pursuant to this Agreement shall, where appropriate and at ExxonMobil's option, be handled through ANEC's Bayou Couba facilities. When ExxonMobil has a working interest share of production in a Drilling Prospect, ExxonMobil's share shall be handled on a throughput basis; i.e., ExxonMobil shall be responsible solely for its share of facilities operating costs attributable to ExxonMobil's working interest share of production. ExxonMobil shall not be responsible for any operating costs for production from Drilling Prospects in which ExxonMobil has elected not to participate.

         7.02 GAS LIFT SUPPORT: ExxonMobil agrees that for the duration of this Agreement ANEC may utilize the wellbores of the Waterford #1 Well (Serial No. 056712) and Waterford #2 Well (Serial No. 165206), located on ExxonMobil's fee acreage solely for gas lift purposes in support of wells on ANEC's Bayou Couba Lease. ANEC shall assume plugging liability for both the Waterford #1 and #2 well, as well as sole and total abandonment liability for any and all existing facilities located on ExxonMobil Lands within the AMI.

                                  ARTICLE VIII.
                                  MISCELLANEOUS

         8.01 NOTICES: Any Notice, notice, demand, request or report required or permitted to be given or made to a Party under this Agreement shall be in writing and shall be deemed given or made when sent by first-class mail, postage prepaid, certified mail or facsimile to the Party at the following addresses:

         If to ANEC:          American Natural Energy Corporation
                              7030 South Yale Suite 404
                              Tulsa, Oklahoma 74136
                              Attn:  Michael Paulk
                              Phone:  (918) 481-1440
                              Facsimile:  (918) 481-1473
                              e-mail:  ben@annrg.com


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         If to ExxonMobil:    Exxon Mobil Production Company
                              P.O. Box 61707
                              New Orleans, Louisiana 70161
                              Attn:  David G. Fassnacht
                              Phone:  (504) 561-3158
                              Facsimile:  (504) 561-4751
                              e-mail:  david.g.fassnacht@exxonmobil.com

         8.02 NON-PARTNERSHIP ELECTION: The Parties specifically elect to be excluded from the application of Subchapter K of Chapter 1, Subtitle A of the Internal Revenue Code, as may be amended, insofar as said Subchapter or portion thereof may apply to the Parties hereto with respect to the activities or operations covered by this Agreement. It is not the intention or purpose of this Agreement to create, and nothing herein shall be construed as creating, a mining or other partnership or association, or to render any Party hereto responsible for any act, whether of omission or commission, of the other Parties hereto.

         8.03 ASSIGNABILITY: This Agreement is personal in nature and may not be assigned by either Party, in whole or in part, except with the prior written consent of the other Party. ExxonMobil shall, upon written request from ANEC, consent for ANEC to assign a partial interest, but not operatorship, to the Wiser Company and Transatlantic Petroleum Corp., conditioned upon ANEC as assignor and its assignees executing ExxonMobil's standard Consent to Assign letter, a sample of which is Exhibit "C" attached hereto. Additionally, no Party shall sell, encumber, transfer or make other disposition of its interest, or a portion thereof, in the Acreage embraced within the AMI and in wells, equipment and production unless such disposition shall be made expressly subject to this Agreement and shall be made without prejudice to the right of the other Party.

         8.04 BINDING EFFECT: This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement, their Affiliates and their respective successors and permitted assigns.

         8.05 CONFLICTS: If there are any conflicts between this Agreement and the AMI JOA, this Agreement shall control as between ANEC and ExxonMobil.

         8.06 GOVERNING LAW: This Agreement is deemed by the Parties to be made and performed in the State of Louisiana. The terms shall be interpreted, construed and governed under and by the laws of the State of Louisiana.

         8.07 SEVERABILITY: Each section and provision of this Agreement is severable and should any court of competent jurisdiction declare any provision of this Agreement invalid or unenforceable, the remaining provisions hereof shall continue to be in full force and effect.



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         8.08 ENTIRE AGREEMENT: This Agreement, together with Exhibits hereto, embodies the full and complete agreement and understanding of the Parties, and any other agreements concerning the matters addressed herein are merged herein. Alterations, modifications or amendments shall not be effective or binding upon the Parties unless agreed to by the Parties in writing.

         8.09 MEMORANDUM OF RECORD: Upon request of either party, both parties shall promptly execute a memorandum of this agreement suitable for filing of record.

         8.10 COUNTERPARTS: This Agreement may be executed in counterparts and each shall be deemed an original for all purposes.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.



                                          AMERICAN NATURAL ENERGY CORPORATION


                                          By:  /s/ Michael Paulk
                                                   Michael Paulk President



                                          EXXON MOBIL CORPORATION


                                          By:  /s/  David G. Fassnacht

                                                 Name:  David G. Fassnacht

                                                 Title:  _____________________




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